NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FTK - AMEX Houston, Texas	Thursday, February 16, 2006 6:00 a.m. EST

FLOTEK INDUSTRIES, INC. ANNOUNCES ARTIFICIAL LIFT ACQUISITION

HOUSTON, February 16, 2006 - Flotek Industries, Inc. (FTK) announced the signing of letter of intent to purchase the assets of Total Well Solutions, LLC (‘TWS”) for approximately $3.2 million in cash. The deal is anticipated to close during the first quarter pending final due diligence.

TWS markets and services electric submersible pumps and downhole gas/water separators primarily to coal bed methane gas producers. As part of the purchase agreement, Flotek will obtain an exclusive worldwide license on TWS’s proprietary, patented gas separator. The patented gas separator combined with the Flotek Petrovalve enables coal bed methane producers to realize substantially higher gas production rates and lower operating costs by capturing in-solution gas otherwise lost with water production and increasing pump performance and life.

"This acquisition will compliment our existing patented artificial lift product, the Petrovalve, and will provide our customers a full spectrum of proprietary mechanical coal bed methane production enhancement solutions. The addition of electric submersible pumps and gas separators furthers our goal of increasing the scale and profitability of our artificial lift segment, providing further diversity within Flotek’s business model”, per Jerry Dumas, Sr, Chairman and CEO.

Flotek will be presenting at the EnerCom Fourth Oilservice Conference in San Francisco at 11:45 a.m. February 16, 2006. All of the presentations (including audio) will be archived on the EnerCom website at http://www.enercominc.com/tosc06/webcast.html for 30 days.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at http://www.flotekind.com.

Statements made in this press release, including those relating to the positive direction of the Company, and increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911